Exhibit (d)(ii)
AMENDMENT NO. 1
TO AGREEMENT AND PLAN OF MERGER
          THIS AMENDMENT NO. 1, dated as of April 20, 2009 (this “Amendment”), by and among NAF Holdings II, LLC (“Parent”), a Delaware limited liability company, NAF Acquisition Corp. (“Purchaser”), a Delaware corporation and direct wholly-owned subsidiary of Parent, and Hampshire Group, Limited, a Delaware corporation (the “Company”), to the Agreement and Plan of Merger, dated as of February 23, 2009 (the “Merger Agreement”), by and among Parent, Purchaser and the Company.
W I T N E S S E T H:
          WHEREAS, Section 8.7 of the Merger Agreement provides that the Merger Agreement may be amended or modified by a written instrument signed by Parent, Purchaser and the Company; and
          WHEREAS, Parent, Purchaser and the Company desire to amend certain provisions of the Merger Agreement as more fully set forth herein.
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the agreements herein, the parties hereto agree as follows:
          1. Solely as an inducement to the Company to enter into this Amendment and without effecting the rights or liabilities of the parties under the Merger Agreement, Parent and Purchaser hereby represent and warrant to the Company that the representations and warranties contained in Sections 5.6(a) through (d) and 5.6(f) of the Merger Agreement are true and correct as of the date hereof as if made as of the date hereof, other than the representation contained in the last sentence of Section 5.6(d), which representation shall be true and correct in all material respects as of the date hereof as if made as of the date hereof. This Section 1 shall not be deemed an amendment to the Merger Agreement for any purpose.
          2. Amendment to Merger Agreement.
          (a) Defined Terms. The definition of “Minimum Cash” set forth in Section 9.1(89) of the Merger Agreement is hereby amended and restated in its entirety as follows:
          “(89) “Minimum Cash” means an amount equal to $37,000,000 less the amount of Designated LC Company Cash.”
          (b) Section 6.17. Section 6.17 of the Merger Agreement is hereby deleted in its entirety from the Merger Agreement.

          (c) Section 8.2(a). Section 8.2(a) of the Merger Agreement is hereby amended by deleting the phrase “June 23, 2009 (the date that is one hundred twenty (120) days from the date of this Agreement) (the “Termination Date”);” and replacing it with “April 26, 2009 (the “Termination Date”);”.
          (d) Section 8.6(b). Section 8.6(b) is hereby amended and restated in its entirety as follows:
          In the event that this Agreement is terminated (i) by Purchaser or the Company pursuant to Section 8.2(a) and the Offer shall have expired or been terminated in accordance with the terms hereof without Purchaser having accepted for payment any Shares pursuant to the Offer and all conditions set forth in Annex I, other than the Minimum Tender Condition or the condition set forth in Section I.(b) of Annex I hereto, have been satisfied or (ii) by Purchaser pursuant to (A) Section 8.2(b) or (B) Section 8.3(b), the Company shall, subject to the Cap, reimburse Parent and the Purchaser for all of the Parent Expenses incurred by them, provided that: (x) neither Parent nor Purchaser is in breach of this Agreement (other than any such breach by Parent or Purchaser the cause of which is a breach by the Company of Section 6.10(b)) and (y) no Acquiror Material Adverse Effect has occurred and is continuing at the time of such termination; provided, further, that the aggregate amount of Parent Expenses that the Company shall be obligated to pay hereunder shall in no event exceed $1,000,000 (the “Cap”).  For the purposes of this Agreement, the term “Parent Expenses” means all documented out-of-pocket expenses actually incurred by Parent or Purchaser or on its or their behalf, on or after September 18, 2008 but prior to the termination of this Agreement, in connection with, or arising out of, the Offer, the Merger, this Agreement or the transactions contemplated (including, without limitation, fees and expenses of counsel, accountants, consultants and any other Representatives of the Parent or Purchaser, commitment fees and all fees incurred in connection with the preparation, filing, printing and mailing the Offer Documents, and the Schedule TO).
          3. Representations of the Company. The Company hereby represents and warrants to Parent and Purchaser that, as of the date hereof, the Company has currently outstanding reimbursement obligations pursuant to letters of credit in an aggregate amount not in excess of $14,000,000 (not more than $3,500,000 of such reimbursement obligations are in respect of standby letters of credit).
          4. Restricted Period. From the date hereof until the close of business on April 27, 2009 (the “Restricted Period”), in addition to the covenants of the Company set forth in the Merger Agreement, including, without limitation, the provisions of Section 6.1 of the Merger Agreement, which shall remain in full force and effect:
               (a) the Company shall use its commercially reasonable efforts to (i) encourage the acceleration of payments on certain outstanding accounts receivable of the Company, and (ii) conserve the Company’s cash; and
               (b) the Company shall open no new letters of credit without the prior written approval of Parent, which may be withheld by Parent for any reason or for no reason in the sole determination of Parent; provided, that, notwithstanding the foregoing, the Company may, in its sole determination and without the prior approval of Parent, open new letters of credit to the extent that the dollar amount of all such new letters of credit, in the aggregate, does not exceed $500,000.
          5. Amendment to the Offer. The Offer shall be amended not later than 9:00 A.M., New York City time, on Monday April 20, 2009 to reflect the amendment pursuant to this Amendment and provide that the Expiration Time (as defined in the Offer to Purchaser) shall mean 12:00 midnight, New York City time, on April 24, 2009.
          6. Defined Terms. Unless otherwise defined herein, terms defined in the Merger Agreement are used herein as therein defined.
          7. No Other Amendment. Except as expressly amended hereby, the Merger Agreement shall remain in full force and effect in accordance with its terms, without any waiver, amendment or modification of any provision thereof. All references in the Merger Agreement to “this Agreement” shall be deemed to refer to the Merger Agreement as amended by this Amendment.
          8. Governing Law. This Amendment will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Amendment.
          9. Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action or proceeding with respect to this Amendment and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Amendment and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined in the Court of Chancery for the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the U.S. Federal District Court has exclusive jurisdiction of a particular matter, any federal court within the District of Delaware). Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.7 of the Merger Agreement or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Amendment in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Amendment and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Amendment and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Amendment, or the subject matter hereof, may not be enforced in or by such courts.
          10. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Amendment is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Amendment. Each party to this Amendment certifies and acknowledges that (i) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (ii) such party has considered the implications of this waiver, (iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Amendment by, among other things, the mutual waivers and certifications in this Section 10.
          11. Severability. The provisions of this Amendment are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Amendment. If any provision of this Amendment, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (ii) the remainder of this Amendment and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.
          12. Section and Paragraph Headings. The section and paragraph headings in this Amendment are for reference purposes only and shall not affect the meaning or interpretation of this Amendment.
          13. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

HAMPSHIRE GROUP, LIMITED
By:	/s/ RICHARD MANDELL
	Name:	Richard Mandell
	Title:	Chief Executive Officer

NAF HOLDINGS II, LLC
By:	/s/ EFREM GERSZBERG
	Name:	Efrem Gerszberg
	Title:	Manager

NAF ACQUISITION CORP.
By:	/s/ EFREM GERSZBERG
	Name:	Efrem Gerszberg
	Title:	President